Exhibit 99.1

CONTACTS:	Financial analysts Michael Doherty 949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations 650-369-7784 tim@zingpr.com

Trestle Announces Signing of Exclusive Distribution Agreement with Japan’s Kurabo Industries Ltd.

Trestle accelerates international expansion into the Japanese market with distribution agreement for digital microscopy solutions

IRVINE, CA -12/22/2004- Trestle Holdings, Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, announced that is has entered into an exclusive distribution agreement with Japan’s Kurabo Industries Ltd., a supplier of bio-medical systems to the healthcare, life-sciences and bio-pharmaceutical sectors. Kurabo Industries Ltd., is a diversified industrial group based in Osaka, Japan.

Kurabo unveiled the Trestle MedMicro telepathology system at the 27th Annual Meeting of the Molecular Biology Society of Japan, in Kobe, Japan from December 8th to the 11th.

Mr. Masayuki Fukui, Managing Director for Kurabo Industries’ Bio-Medical Division, noted that “Trestle’s products are a strategic fit with our other key life science/healthcare technologies, which are focused on automated devices for genome research, contract services for DNA Microarray analysis, the synthesis of designated DNA sequences, products related to cell cultures and filter products for chemistry and bio-chemistry applications”. He added “our customers have been developing growing requirements for digital microscopy applications and our organization is ideally equipped to market and support Trestle’s solutions throughout Japan with our network of 150 dealers. We also have specific experience providing both equipment and services to the clinical and bio-pharmaceutical market in Japan. Digital microscopy is a key area of expansion for us.”

“Our relationship with Kurabo forms the cornerstone for our expansion strategy into Japan,” said Maurizio Vecchione, Trestle’s chief executive officer. “Kurabo’s market position in key segments of the bio-technology and pharmaceutical sector, its domain competency, and its distribution network in Japan make them an ideal partner in Japan. We are also pursuing various joint business development initiatives which are designed to expand our market presence and business relationships in Japan.”

Under the 12-month, distribution agreement, Kurabo Industries will have exclusive marketing rights to Trestle’s product lines in Japan to both end-users and OEMs. In exchange. Kurabo has provided commitments to Trestle for minimum volumes of quarterly orders.

About Kurabo Industries Ltd.
    Based in Osaka, Japan, Kurabo Industries Ltd. is a diversified industrial group with over 101 Billion ¥ in 2003 sales, (approximately $970 Million), and in excess of 1,800 employees. Kurabo Industries established its Medical and Biotechnology business unit in 1991 focused on bio-chemistry products and services for the clinical and bio-pharmaceutical sectors. For more information see www.kurabo.co.jp/english/index.html.

About Trestle Holdings Inc.
    Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

    Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

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Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data. www.trestlecorp.com

SAFE HARBOR STATEMENT
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.